Exhibit 99.(a)(1)(O)

Screenshot of NVINFO Tender Offer Webpage

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Address: http://nvcontent/finance/shudgins/stock/Tender%20Offer%202006.htm

TENDER OFFER 2006

As previously announced, in June 2006 the Audit Committee of the Board of Directors began a review of our stock option practices based on results of a voluntary internal review. The Audit Committee's review, which was completed on November 13, 2006, covered the time from our initial public offering to the current fiscal year. As a result of the Audit Committee's review, we concluded that we would need to restate previously issued financial statements for certain periods.

The need to restate our previously issued financials arose because, based on the Audit Committee's review and our internal review, we identified a number of occasions on which we used incorrect measurement dates for determining the accounting consequences of certain stock options. As a result, these impacted stock options were deemed to have been granted for accounting purposes at a discount because they have stated exercise prices that were lower than the fair market value of our common stock on the correct measurement date. As a result of these determinations made for accounting purposes, the impacted options may have been granted at a discount for tax purposes, which may expose the holders of these impacted stock options to potentially adverse tax treatment under Section 409A of the Internal Revenue Code.

To address the potentially adverse tax treatment under Section 409A, NVIDIA is commencing a tender offer on November 29, 2006 to those employees who hold the impacted stock options and therefore may be potentially impacted by Section 409A. The tender offer will allow these employees to amend their impacted stock options in a way that we believe will minimize or avoid the adverse tax treatment of Section 409A and state laws that have a similar effect. If you are an employee who received one or more of these impacted stock option grants, you will have been sent additional information regarding the details of the tender offer, your impacted grant(s), and the amendment process.

TENDER OFFER REFERENCE MATERIALS:

- NVIDIA Email Announcement of Offer
- Tender Offer Documents as filed with the Securities and Exchange Commission
- FAQ

TENDER OFFER PARTICIPATION: Participation in the Tender Offer is voluntary, and may enable you to eliminate or reduce the unfavorable personal tax consequences you may otherwise incur with respect to these Impacted Option Grants under Section 409A and similar state tax laws.

To participate in the Tender Offer you must access the tender offer web site: https://tenderoffer.nvidia.com (please note that access to the website is provided only to the employees eligible to participate in the Tender Offer).

In order to login you will need a User Name and Password. By default these are set up as follows:

- User Name: Your NVIDIA Employee Number
- Password: The last 4 digits of your Social Security Number

Additional information regarding completing the election process is contained on https://tenderoffer.nvidia.com.

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Address http://nvcontent/finance/shudgins/stock/Tender%20Offer%202006.htm

INFORMATIONAL SESSIONS:

NVIDIA and a representative of Deloitte Tax will be holding six identical special briefings on the NVIDIA Santa Clara Campus on Wednesday, November 29th and Monday, December 4th to:

- Help explain the potentially adverse tax impact of Section 409A
- Explain how NVIDIA is offering to address the situation and the choices you will need to make
- Answer any questions you may have on the terms of the tender offer

Please plan to attend one of the briefings. A dial in number is available for those unable to attend the live presentation.

All informational sessions will be held at NVIDIA Santa Clara, Building E – Marco Polo Conference Room

Wednesday, November 29, 2006		Monday, December 4, 2006	
Session 1:	2:00 PM (PST)	Session 1:	1:00 PM (PST)
Session 2:	3:30 PM (PST)	Session 2:	3:00 PM (PST)
Session 3:	5:00 PM (PST)	Session 3:	5:00 PM (PST)

Participant Dial-in Number(s):

US: 800-504-8071
International: +1 303-248-0281
Access Code: 5666591

If you cannot attend one of the briefings, the presentation will be recorded and the replay will be posted at https://tenderoffer.nvidia.com and on NVINFO/Finance/Stock Admin.

If you have any trouble accessing https://tenderoffer.nvidia.com, if you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about the documentation you have received, please send your question in an email to tenderoffer@nvidia.com.

INFORMATIONAL MATERIALS:

- **Deloitte Slide Presentation**
- **Deloitte Webcast Replay**

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Wednesday, November 29, 2006		Monday, December 4, 2006	
Session 1:	2:00 PM (PST)	Session 1:	1:00 PM (PST)
Session 2:	3:30 PM (PST)	Session 2:	3:00 PM (PST)
Session 3:	5:00 PM (PST)	Session 3:	5:00 PM (PST)

Participant Dial-in Number(s):

US: 800-504-8071

International: +1 303-248-0281

Access Code: 5666591

If you cannot attend one of the briefings, the presentation will be recorded and the replay will be posted at https://tenderoffer.nvidia.com and on NVINFO/Finance/Stock Admin.

If you have any trouble accessing https://tenderoffer.nvidia.com, if you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about the documentation you have received, please send your question in an email to tenderoffer@nvidia.com.

INFORMATIONAL MATERIALS:

- **Deloitte Slide Presentation**
- **Deloitte Webcast Replay**

CONTACT INFORMATION:

- For 409A tax questions: nvidia409A@deloitte.com
- For website login and other issues: tenderoffer@nvidia.com

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